                                                        EXHIBIT (C)(2)


                 III.  APPROVAL OF EXISTING OPTION PLANS

        Prior to its initial public offering in December 1995, the Company adopted the Amended and Restated Non-Employee Directors Share Option Plan, which was revised during fiscal year 1996 (in its current form, the "Director Option Plan"), and the Amended and Restated 1995 Share Option Plan (in its current form, the "1995 Employee Option Plan"). The Directors Option Plan and the 1995 Employee Option Plan are referred to herein as the "Existing Option Plans."

        During fiscal year 1996 and to date, the Board of Directors granted a total of 8,719 restricted Ordinary Shares to 14 directors, officers and employees of the Company (with no such grantee receiving more than 2,799 shares) pursuant to the Existing Option Plans on condition that such plans be approved by the shareholders at the Fiscal 1996 Annual General Meeting. These grants (the "Restricted Share Grants") were conditioned on shareholder approval of such plans so that, if such approval were obtained, the grants would be exempt transactions for purposes of
Section 16(b) of the U.S. Securities Exchange Act of 1934 (the "Exchange Act") and the Commission's rules thereunder.* Consequently, shareholder approval of the Existing Option Plans will cause the Restricted Share Grants to become effective and to be exempt transactions for these purposes.** None of the option grants that have been made under the Company's compensation plans to date were conditioned on shareholder approval, and such grants (including option grants under the Existing Option Plans) will remain in effect regardless of the results of the shareholder vote.

        Set forth below is a summary of the terms of the Director Option Plan and the 1995 Employee Option Plan, as well as the Restricted Share Grants made under each plan.

The Director Option Plan

        General. The purpose of the Director Option Plan is to align the interests of non- employee members of the Company's Board with those of its shareholders. The Board or, if so appointed, a committee thereof is authorized to administer the Director Option Plan (the Board currently administers the plan). The plan administrator has full power and authority to interpret the plan, to establish, amend and rescind rules relating to the plan and to amend the plan, except that shareholder approval is required for any amendment that increases the number of shares that may be issued under the plan (other than pursuant to adjustments provided for in the plan).

        Awards and Eligibility. Under the Director Option Plan, each director, other than the Chairman and any director who is an employee or officer of the Company or Global Capital Re (each a "Non-Employee Director"), will receive a grant of options on 1,500 Ordinary Shares on the first business day after each annual shareholders' meeting. Each Non-Employee Director also received an initial grant of options on 3,000 Ordinary Shares when the plan was initially adopted. The Director Option Plan provides for options (and restricted shares as described below) to be granted in an aggregate amount up to 100,000 Ordinary Shares.

        Terms of Awards. The terms and conditions applicable to each award under the Director Option Plan are to be set forth in an option agreement between the Company and each recipient. Generally, the exercise price per share for each option is equal to the fair market value of an Ordinary Share (book value per share for grants prior to the Company's initial public offering in December 1995 and market value per share for grants thereafter) on the date of grant as determined by the plan administrator in accordance with the plan. Such options are fully vested on grant, are generally not transferable, are exercisable for a period of 10 years from grant and continue to be exercisable

--------
* Due to recent changes in the Commission's rules under Section 16, shareholder approval will no longer be required in order for grants of options, restricted shares or other securities made by the Company under its compensation plans to be exempt for purposes of Section 16(b).

** Prior to the Fiscal 1996 Annual General Meeting, the Company expects to make additional grants of restricted shares under these plans in respect of the November 1996 dividend. See "--Summary of Benefits to be Received". References herein to "Restricted Share Grants" include such additional grants.

following the termination of service of the grantee as a director, provided, however, that no such options may be exercised more than 12 months after the death of the grantee.

        The number of Ordinary Shares issuable on exercise of an option under the plan and the exercise price per share thereof are subject to adjustment in certain events having a dilutive or antidilutive effect on the Ordinary Shares. In addition, in the event of any cash dividend in respect of the Ordinary Shares, the grantee of an option will be granted restricted Ordinary Shares with respect to an amount (the "Applicable Dividend Amount") equal to 30% of the total dividend that would have been paid in respect of all Ordinary Shares subject to the option (plus all unvested restricted shares previously granted in respect of such option) held by the grantee, were such shares then outstanding (or vested, as the case may be). The number of restricted Ordinary Shares to be granted will be determined by dividing the Applicable Dividend Amount by the fair market value of an Ordinary Share as determined by the plan administrator. Restricted shares vest at the rate of 25% on each of the first four anniversaries of their grant date until fully vested for as long as the director remains in service on the Board and also vest immediately upon a Change of Control (as defined below). Once vested, restricted shares may be held or transferred by the grantee without restriction (other than certain restrictions relating to the registration requirements of the U.S. Securities Act of 1933 (the "Securities Act")).

        A "Change of Control" is deemed to occur, in general, if (i) any person or group of persons (subject to certain limited exceptions) is or becomes the direct or indirect beneficial owner of 50% or more of the Company's then outstanding voting securities, (ii) during any two year period the directors at the beginning of the period (including replacements approved by two-thirds of such directors) cease to constitute a majority of the Board, (iii) the shareholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than such a transaction or arrangement pursuant to which the shareholders of the Company retain at least 50% of the combined voting power of the voting securities of the Company or the surviving entity, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company's assets.

        Grants to Date. To date, options on 27,000 shares have been granted to nine Non-Employee Directors under the Director Option Plan, and 9,000 of such options have been exercised. The exercise price of these options is $15.24 per share.

        To date, 390 restricted shares have been conditionally granted to six Non-Employee Directors, in respect of the quarterly dividends declared by the Board in February, May and August 1996. These Restricted Share Grants are conditioned on shareholder approval of the Director Option Plan at the Fiscal 1996 Annual General Meeting, and none of these grants will be effective unless and until such approval is obtained. The date of such approval will be the grant date for vesting purposes. (For all purposes of this Proxy Statement, therefore, none of the shares subject to the Restricted Share Grants are considered to be outstanding.)*

--------
* Prior to the Fiscal 1996 Annual General Meeting, the Company expects to grant additional restricted shares under the Director Option Plan, in respect of the November 1996 dividend.
                                                                  (continued...)

The 1995 Employee Option Plan

        General. The purpose of the 1995 Employee Option Plan is to enable the Company to provide eligible employees with an additional incentive to contribute to the success of the Company by giving such individuals an opportunity to acquire a proprietary interest in the Company. The Compensation Committee of the Board is authorized to administer the 1995 Employee Option Plan. As plan administrator, the Compensation Committee has full power and authority to interpret the plan, to establish, amend and rescind rules relating to the plan and to determine which employees are eligible to receive options in any year, whether options are to be incentive stock options or nonqualified stock options for U.S. federal income tax purposes, the time or times at which options are to be granted, the number of options granted to each eligible participant, the duration of each option and the time within which any option may be exercised. The Board has the authority to amend the plan, except that shareholder approval is required for any amendment that increases the number of shares that may be issued under the plan (other than pursuant to adjustments provided for in the plan).

        Awards and Eligibility. Key employees of the Company and its subsidiaries are eligible to receive awards under the 1995 Employee Option Plan. The plan provides for options (and restricted shares as described below) to be granted in an aggregate amount up to 1,500,000 Ordinary Shares. Options may be either incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code ("ISOs") or options that do not qualify as ISOs, known as non-qualified stock options ("NSOs"). The maximum number of Ordinary Shares which may be subject to options granted under the plan in any one year is based on a formula that takes into account the short-term and long-term returns on consolidated shareholders' equity ("ROE") of the Company. Under this formula, the number of Ordinary Shares that can be subject to options granted in any fiscal year cannot exceed a percentage (the "Maximum Yearly Percentage") of the total number of shares subject to the plan. The Maximum Yearly Percentage equals the lesser of 30% and the sum of two percentages, one that ranges from 0 to 10% based on ROE for the relevant fiscal year and one that ranges from 0 to 20% based on ROE over a three year period ending with the relevant fiscal year. Each of these two percentages is determined by reference to specified target levels of short-term or long-term ROE, as applicable (with the maximum percentage being reached in each case when the relevant ROE reaches a 25% target level). In no event may options on more than 450,000 Ordinary Shares be granted in any one year. Subject to the aggregate annual limit represented by the Maximum Yearly Percentage, the number of options granted to a particular employee in any given year is determined by the Compensation Committee in its discretion. The Company intends that, if the New Share Incentive Plan is approved by shareholders at the Fiscal 1996 Annual General Meeting, future grants of options to employees would be made under the new plan and no further grants of options would be made under the 1995 Employee Option Plan.

        Terms of Awards. The terms and conditions of each option granted under the 1995 Employee Option Plan are to be set forth in an option agreement between the Company and the grantee. Generally, the exercise price per share for each option is equal to the fair market value of an

----------
*   (...continued)
    These grants will also be conditioned on shareholder approval of the plan. See "-- Summary of Benefits to be Received."

Ordinary Share (book value per share for grants prior to the Company's initial public offering in December 1995 and market value per share for grants thereafter) on the date of grant of such options as determined by the Compensation Committee in accordance with the plan. Unless determined otherwise by the Compensation Committee, 25% of each option grant vests on each of the first four anniversaries of the grant date until fully vested for as long as the grantee remains employed by the Company. However, all options (and restricted Ordinary Shares granted in respect of such options) vest immediately on a "Change of Control" (as defined with respect to the Director Option Plan). No option will become exercisable after the termination of the grantee's employment. No option that is otherwise exercisable may be exercised more than ninety days after the termination of the grantee's employment for any reason other than death or disability or more than six months after termination for death or disability, and in no event may any option be exercisable after the tenth anniversary of the date of grant.

        The number of Ordinary Shares issuable on exercise of an option granted under the plan and the exercise price per share thereof are subject to adjustment in certain events having a dilutive or antidilutive effect on the Ordinary Shares. In addition, in the event of any cash dividend in respect of the Ordinary Shares, the grantee of an option will be granted restricted Ordinary Shares with respect to an amount (the "Applicable Dividend Amount") equal to 30% of the total dividend that would have been paid in respect of all Ordinary Shares subject to the option (plus all unvested restricted shares previously granted in respect of such option), were they then outstanding (or vested, as the case may be). The number of restricted Ordinary Shares to be granted will be determined by dividing the Applicable Dividend Amount by the fair market value of an Ordinary Share as determined by the Compensation Committee. Restricted shares vest at the rate of 25% on each of the first four anniversaries of their grant date until fully vested for as long as the grantee remains employed by the Company and also vest immediately upon a Change of Control. Once vested, restricted shares may be held or transferred by the grantee without restriction (other than certain restrictions relating to the registration requirements of the Securities Act).

        Grants to Date. In November 1995, options on 360,000 Ordinary Shares were granted to eight employees of the Company under the 1995 Employee Option Plan. These options have an exercise price of $15.24 per share and none has been exercised. In October 1996, options on 360,000 Ordinary Shares were granted to fourteen employees under this plan. These options have an exercise price of $23.25 per share and none has been exercised.

        To date, 8,329 restricted Ordinary Shares have been conditionally granted to eight employees under the 1995 Employee Option Plan, in respect of the quarterly dividends declared by the Board in February, May and August 1996. These Restricted Share Grants are conditioned on shareholder approval of the 1995 Employee Option Plan at the Fiscal 1996 Annual General Meeting, and none of these grants will be effective unless and until such approval is obtained. The date of such approval will be the grant date for vesting purposes. (For all purposes of this Proxy Statement none of the shares subject to Restricted Share Grants are considered to be outstanding.)*

--------
* Prior to the Fiscal 1996 Annual General Meeting, the Company expects to grant additional restricted shares under the 1995 Employee Option Plan, in respect of the November 1996 dividend. The grants will also be conditioned on shareholder approval of the plan. See "--
                                                                  (...continued)

Certain U.S. Federal Income Tax Effects

        For a discussion of certain U.S. federal income tax effects of NSOs and ISOs which may be granted under the Existing Plans, see "IV. Approval of the 1996 Share Incentive Plan -- Certain Federal Income Tax Effects."

Summary of Benefits to be Received

        The following table sets forth in summary form the benefits or amounts to be received by each of the following persons as a result of the Restricted Share Grants, if the Existing Option Plans are approved by shareholders:

                      BENEFITS FROM RESTRICTED SHARE GRANTS

                                                 1995 Employee Stock Option Plan          Director Stock Plan
                                                 -------------------------------          -------------------
                                                                    Number of                             Number of
                                                    Estimated       Restricted         Estimated          Restricted
                                                      Dollar         Ordinary            Dollar            Ordinary
        Name & Position                            Value ($)(1)       Shares          Value ($)(1)          Shares
--------------------------------                   ------------     ----------        ------------        ----------
Lawrence S. Doyle
-    President & Chief
     Executive Officer..........................      63,503           2,799                   0                0
Robert L. Nason
-    Senior Vice President North
     American Underwriting......................      36,212           1,596                   0                0
Stephen S. Outerbridge
-    Senior Vice President
     International
     Underwriting...............................      36,212           1,596                   0                0
Frederick W. Deichmann
-    Chief Financial Officer....................      22,567             995                   0                0
William G. Fanning
-    Vice President & Chief
     Actuary....................................      22,567             995                   0                0
Executive Group.................................     181,069           7,981                   0                0
Non-Executive Director
Group...........................................           0               0               8,848              390

----------
*   (...continued)
    Summary of Benefits to be Received."

                                                 1995 Employee Stock Option Plan          Director Stock Plan
                                                 -------------------------------          -------------------
                                                                    Number of                             Number of
                                                    Estimated       Restricted         Estimated          Restricted
                                                      Dollar         Ordinary            Dollar            Ordinary
        Name & Position                            Value ($)(1)       Shares          Value ($)(1)          Shares
--------------------------------                   ------------     ----------        ------------        ----------
Non-Executive Officer
Employee Group..................................      7,895            348                0                 0

----------
(1) Calculated based upon a price of $22.6875 per Ordinary Share, the last reported sale price in the Nasdaq National Market on November 21, 1996. If the Existing Option Plans are approved by shareholders, the restricted shares will vest over a four-year period beginning on the first anniversary of the date such approval is obtained.

        Prior to the Fiscal 1996 Annual General Meeting, the Company expects to grant additional restricted shares to 22 directors, officers and employees under the Existing Option Plans, in respect of the November 1996 dividend. The total number of such shares will depend on the market price of the Ordinary Shares when the dividend is paid; based on an assumed price of $22.6875 per share, the number would not exceed 6,098. Following the meeting, options on 1,500 Ordinary Shares will be granted to each Non-Employee Director under the Director Option Plan, with each option having an exercise price per share equal to the then-current fair market value of one Ordinary Share. For information about option grants made under the 1995 Employee Option Plan to date, see "III. Executive Compensation" in Part Two of this Proxy Statement. Except for the Restricted Share Grants reflected above, none of the grants made under the Existing Option Plans is subject to shareholder approval, and all such grants will remain in effect regardless of the results of the shareholder vote.

Approval of Existing Option Plans

        The Third Resolution, which is set forth in Annex A to this Proxy Statement, provides for shareholder approval of the Existing Option Plans, in the forms presented to the Fiscal 1996 Annual General Meeting. The forms to be presented to the meeting will be substantially the forms in which these plans were in effect (after all amendments and restatements thereof) on the record date for the meeting.

        The Company believes that the Existing Option Plans, which in their current or prior form have been in place for more than a year, as well as the Restricted Share Grants, have been important elements of its ability to attract, retain and motivate quality management, by linking the remuneration of its officers, directors and employees to the performance of the Company. Consequently, the Company believes that these plans and grants are in the best interests of the Company and its shareholders.

        The directors who are not employees of the Company (other than the Chairman) have a direct pecuniary interest in the approval of the Director Option Plan, as they are eligible to participate in, and have received Restricted Share Grants under, such plan. The directors who are also employees of the Company have a direct pecuniary interest in the approval of the 1995 Employee Option Plan, as they are eligible to participate in, and have received Restricted Share Grants under, such plan.

        Your Board of Directors recommends that shareholders vote FOR the Third Resolution.

              IV.  APPROVAL OF THE NEW SHARE INCENTIVE PLAN

        In October 1996, the Board of Directors adopted the 1996 Share Incentive Plan (the "New Share Plan") and, in light of the requirements of the Nasdaq National Market in which the Ordinary Shares are traded, adoption of the New Share Plan was conditioned on shareholder approval of the plan at the Fiscal 1996 Annual General Meeting. Set forth below is a summary of the terms of the plan.

Summary of the New Share Plan

        General. The purposes of the New Share Plan are to assist the Company in attracting and retaining officers, other employees, consultants and advisors with experience and ability by providing incentives to such participating persons that are linked directly to increases in shareholder value and to facilitate the ownership of the Company's shares by such individuals, thereby increasing the identity of their interests with those of the Company's shareholders. The Company intends that, if the New Share Plan is approved by shareholders at the Fiscal 1996 Annual General Meeting, future grants of options to employees would be made under the new plan and no further grants of options would be made under the 1995 Employee Option Plan.


        The New Share Plan provides for grants of ISOs, NSOs or a combination thereof (as used in this section IV, "options"); provided, however, that ISOs may be granted only to employees of the Company and its subsidiaries. Options granted under the New Share Plan may be accompanied by share appreciation rights ("SARs") or limited share appreciation rights ("LSARs") or both (as used in this section IV, "rights"). Rights may also be granted independently of options. The New Share Incentive Plan also provides for grants of restricted shares, deferred shares and performance shares (as used in this section IV, collectively, "restricted awards").

        Plan Administration. The New Share Plan may be administered by the Board of Directors or the Compensation Committee. Subject to the terms of the plan, the plan administrator has the right to determine the eligible participants in the plan, to grant awards to eligible participants and to determine the terms and conditions of the award agreements evidencing the grant of such awards, including the conditions under which restrictions on restricted shares and deferred shares will lapse. Such award agreements will typically set forth the vesting schedule, exercise price and any other terms and conditions of such awards, and the effect of a Change of Control (which term will be defined by the plan administrator in the relevant award agreement) on such awards.

        Shares Subject to the Plan. The New Share Plan provides for the issuance of up to 500,000 Ordinary Shares. (This limit will also apply to any rights issued under the plan which are payable in Ordinary Shares). In the event of any change in the number or nature of the Ordinary Shares by reason of a merger, reorganization, consolidation, scheme of arrangement, recapitalization, share dividend or other change in corporate structure affecting the nature or amount of outstanding Ordinary Shares, the plan administrator may make a substitution or appropriate adjustments in the aggregate number of shares available for issuance under the plan and in the number of shares and any exercise, purchase or similar provision relating to any option, right or restricted award then outstanding. The plan administrator will have the discretion to make other appropriate adjustments.

        Eligibility. Discretionary grants of options, rights and restricted awards may be made to any officer (including any officer who is also a director), employee, consultant or advisor of the Company or any of its direct and indirect subsidiaries who is determined by the plan administrator to be in a position to contribute to the management, growth or profitability of the Company.

        Exercise of Options. Options will vest and become exercisable according to a schedule established by the plan administrator at the time of grant. Options may not be exercised more than ten years after the date of grant.

        The purchase price of the shares purchased pursuant to the exercise of an option will be as determined by the plan administrator at the time of grant (but in the case of ISOs, will not be less than 100% of the Fair Market Value of the Ordinary Shares at the time of grant, and in any event, will not be less than the par value of the Ordinary Shares) and may be adjusted in accordance with the antidilution provisions described above.

        Upon the exercise of any option, the purchase price must be fully paid in cash, or, at the discretion of the plan administrator, by delivery of Ordinary Shares or restricted awards or by means of any other cashless exercise procedure approved by the plan administrator, subject to certain limitations in the case of an exercise of an ISO. If restricted awards are used to pay the exercise price, certain of the shares acquired upon exercise will also be subject to restrictions.

        Share Appreciation Rights and Limited Share Appreciation Rights. A SAR is the right to receive an amount, payable in cash, Ordinary Shares or as the plan administrator otherwise determines, equal to or based on (i) the difference between (A) the fair market value of the Ordinary Shares covered by such right and (B) the aggregate exercise price of such right, (ii) the amount of dividends paid with respect to Ordinary Shares over a specified time or (iii) any other factor reasonably selected by the plan administrator. A LSAR is a SAR that may only be exercised within the 30-day period following a Change of Control (as defined by the plan administrator in the agreement evidencing such LSAR). Upon the exercise of a SAR or LSAR, a holder is entitled to receive cash, unrestricted Ordinary Shares or any combination thereof in an amount equal to the appreciation in value of the number or Ordinary Shares covered by the right above a specified price per share, all as determined by the plan administrator. SARs and LSARs may be granted either alone ("Free Standing Rights") or in conjunction with all or part of an option ("Related Rights").

        With respect to SARs and LSARs that are Related Rights, each such SAR or LSAR will terminate upon the termination or exercise of the pertinent portion of the related option, and the pertinent portion of the related option will terminate upon the exercise of such right. SARs that are Related Rights may be exercised at any time that the underlying option is exercisable or, at the discretion of the plan administrator, in other circumstances. With respect to NSOs, Related Rights may be granted at or after the grant of such an option. In the case of ISOs, Related Rights may be granted only at the time of grant of the ISOs.

        SARs that are Free Standing Rights may be exercised at such time or times and may be subject to such terms and conditions as may be determined by the plan administrator at or after grant. LSARs that are Free Standing Rights can only be exercised with the 30-day period following a Change of Control. The term of each Free Standing Right will be fixed by the plan administrator but may not exceed ten years from the date of grant.

        Restricted Awards. A restricted share award is an award of Ordinary Shares that may not be sold, assigned, transferred or pledged for a specified period ("restricted period"). The plan administrator may determine the restricted period and may also impose such other restrictions and conditions on an award as it deems appropriate. The plan administrator may provide that these restrictions will lapse upon certain events and may modify, accelerate or waive such restrictions, in whole or in part. A deferred share award is the right to receive Ordinary Shares at the end of a deferral period, and performance shares are Ordinary Shares subject to restrictions based upon the attainment of performance objectives, all as determined by the plan administrator.

        Unless otherwise determined by the plan administrator, upon the award of any restricted shares or performance shares, such shares will be deemed to be outstanding for all purposes and the participant will have the rights of a shareholder with respect to the shares, including voting and dividend rights, subject to certain transfer and other restrictions set forth in the plan or the relevant award agreement. In general, upon award of deferred shares, the participant will not have any rights of a shareholder, other than the right to receive dividends, during the specified deferral period.

        Recipients of restricted shares, deferred shares or performance shares will enter into an award agreement with the Company, in such form as the plan administrator determines, which will set forth the terms and conditions, including the restrictions and performance or other vesting criteria, applicable to the shares.

        Effect of Termination of Employment. If a grantee's employment with or service as a consultant or advisor of the Company terminates for any reason, (i) options may thereafter be exercised to the extent provided in the agreement evidencing such options, or as otherwise determined by the plan administrator;
(ii) Free Standing Rights will be exercisable at such time or times and subject to such terms and conditions as will be determined by the plan administrator at or after grant; and (iii) the rights of participants with respect to restricted awards will be set forth in the agreements evidencing such awards.

        Amendment and Termination. The Board of Directors may terminate or amend the New Share Plan, and the Board or the plan administrator may amend the terms of or terminate any award granted thereunder, at any time, provided that any such action may not impair the rights of any participant in the plan without his consent.

        Contingent Grants to Date. In October 1996, performance share awards covering 91,000 Ordinary Shares were granted to five officers of the Company under the New Share Plan. All such grants were conditioned upon shareholder approval of the plan at the Fiscal 1996 Annual General Meeting. For each grantee, the performance shares will vest (i) on October 31, 1999 (or any earlier date chosen by the plan administrator) if and to the extent the Company achieves certain performance criteria, as determined by the plan administrator, and (ii) all performance shares that have not previously vested will vest on October 31, 2006; provided, however, that unvested performance shares will be forfeited by a grantee whose employment terminates for any reason other than a termination in connection with or following a Change of Control (as defined in the award agreement) or resulting from death, disability or retirement. Vesting on or prior to October 31, 1999 will depend on a comparison of Shareholder Return (based on changes in share prices) and ROE (based on return on shareholders' equity) for the Company and a peer group of companies selected by the plan administrator, in each case during the vesting period. The portion of the performance shares that will vest will range from 33% if Shareholder Return or ROE for the Company exceeds that for at least 25% of the peer group companies, to 100% if Shareholder Return or ROE for the Company exceeds that for 75% or more of the peer group companies. Prior to vesting, the performance shares may not be transferred, pledged or otherwise encumbered by the grantee but the grantee will be entitled to vote and to receive dividends on the shares. Once vested, the performance shares may be held or transferred by the grantee without restriction (other than certain restrictions relating to the registration requirements of the Securities Act). All performance shares will vest immediately if the grantee's employment is terminated in connection with or following a Change of Control (as defined in the award agreement). The vesting period, performance criteria and other terms and conditions of the performance share awards are set forth in award agreements between the Company and the recipients.

Certain U.S. Federal Income Tax Effects

        The following is a summary discussion of certain U.S. federal income tax effects of options, rights and restricted awards under the New Share Plan.

        Non-qualified Stock Options. A plan participant will not be subject to U.S. federal income tax upon the grant of an NSO. Rather, at the time of exercise of the NSO, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price.

        If shares acquired upon exercise of an NSO are later sold or exchanged, then the difference between the sale price and the fair market value of such shares on the date that ordinary income was recognized with respect thereto will generally be subject to tax as long-term capital gain or loss, if the participant's holding period for the shares at the time of disposition is more than one year; otherwise, it will be subject to tax as short-term capital gain or loss. If the Company were subject to U.S. federal income tax, it would not be entitled to a deduction at the time of grant of an NSO but would be entitled to a deduction when a grantee exercises such an option in an amount equal to the ordinary income realized by the grantee.

        Incentive Stock Options. A plan participant will not be subject to U.S. federal income tax upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the participant remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of employment (or one year after termination in the case of a disabled employee). The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs (see"--Non-qualified Stock Options"). If the Company were subject to U.S. federal income tax, it would not be entitled to a deduction at the time of grant or exercise of an ISO, but would be entitled to a deduction in the year of disposition of the shares if the grantee did not hold the shares for the one-year and two-year periods described below, in an amount equal to the ordinary income realized by the grantee.

        If shares acquired pursuant to a timely exercised ISO are later disposed of, the participant will, except as noted below with respect to a "disqualifying disposition," recognize long-term capital gain or loss equal to the difference between the amount realized upon such sale and the option exercise price. If, however, a participant disposes of shares acquired pursuant to the exercise of an ISO prior to the expiration of two years from the date of grant of the ISO or within one year from the date such shares are transferred to him upon exercise (a "disqualifying disposition"), generally (i) the participant will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the option exercise price, and (ii) any additional gain realized by the participant will be subject to tax as short-term or long-term capital gain.

        The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option exercise price will be an item of adjustment for purposes of the "alternative minimum tax."

Summary of Plan Benefits

        The following table sets forth in summary form the benefits or amounts to be received by each of the following persons by reason of the performance share awards made under the New Share Plan in October 1996, if the plan is approved by shareholders:

                 BENEFITS FROM PERFORMANCE SHARE AWARDS

                                                         New Share Plan
                                                             Number
                                                         of Performance
                                                             Shares
Name & Position                                          --------------

Lawrence S. Doyle
-   President & Chief Executive Officer...............        27,400

Robert L. Nason
-   Senior Vice President North American Underwriting.        17,000

Stephen S. Outerbridge
-   Senior Vice President International Underwriting..        17,000

Frederick W. Deichmann
-   Chief Financial Officer...........................        14,800

William G. Fanning
-   Vice President & Chief Actuary....................        14,800

Executive Group.......................................        91,000

Non-Executive Director Group..........................             0

Non-Executive Officer Employee Group..................             0

Approval of the New Share Plan

        The Company believes that the New Share Plan, and the contingent performance share awards made thereunder in October 1996, are important elements of its ability to attract, retain and motivate quality management, by linking the remuneration of its officers and employees to the performance of the Company. Consequently, the Company believes that this plan and the contingent awards are in the best interests of the Company and its shareholders and is seeking shareholder approval of the plan in order to satisfy the requirements of the Nasdaq National Market.

        The directors who are also employees of the Company have a direct pecuniary interest in the approval of the New Share Plan, as they are eligible to participate in, and have received contingent grants under, such plan.

        The Fourth Resolution, which is set forth in Annex A to this Proxy Statement, provides for shareholder approval of the New Share Plan, in the form presented to the Fiscal 1996 Annual General Meeting. The form to be presented to the meeting will be substantially the form approved by the Board in October 1996.

        Your Board of Directors recommends that shareholders vote FOR the Fourth Resolution.

                      III.  EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table sets forth in summary form all compensation for all services rendered in all capacities to the Company and its subsidiary for the years ended September 30, 1994, 1995 and 1996 to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company each of whose total annual salary and bonus exceeded $100,000 (collectively with the Chief Executive Officer, the "Named Executives"):

                           Summary Compensation Table

                                                                                                  Long Term
                                                    Annual Compensation                          Compensation
                                       ---------------------------------------------      -------------------------
                                                                                           Initial
                                                                         Other Annual      Options         Other        All Other
                                       Fiscal    Salary       Bonus      Compensation     on Shares      Options on    Compensation
                                       Year         $           $(1)          $(2)           #(3)         Shares(3)        $(4)
                                       ------    -------     -------     ------------     ---------      ----------    ------------
Lawrence S. Doyle, President            1996     421,867     457,000        116,167              0         121,000       45,102
  and Chief Executive Officer           1995     401,775     292,000        167,548         58,730          12,335       43,089
                                        1994     370,500      93,000        217,808              0               0       38,371

                                                                                                  Long Term
                                                    Annual Compensation                          Compensation
                                       ---------------------------------------------      -------------------------
                                                                                           Initial
                                                                         Other Annual      Options         Other        All Other
                                       Fiscal    Salary       Bonus      Compensation     on Shares      Options on    Compensation
                                       Year         $           $(1)          $(2)           #(3)         Shares(3)        $(4)
                                       ------    -------     -------     ------------     ---------      ----------    ------------
Robert L. Nason, Senior Vice            1996     257,292     206,000        138,410              0          69,000       27,199
  President - North American            1995     228,750     175,000        139,165         23,495           7,050       24,344
  Underwriting                          1994     205,833      64,000        132,541              0               0       21,291

Stephen S. Outerbridge,                 1996     215,833     172,000        139,881              0          69,000       23,053
  Senior Vice President -               1995     199,375     145,000        140,766         23,495           7,050       21,403
  International Underwriting            1994     184,375      43,500        128,153              0               0       19,323

Frederick W. Deichmann,                 1996     205,833     165,000        110,459              0          43,000       23,466
  Chief Financial Officer               1995     182,500     135,000        109,083         15,740           4,405       20,868
                                        1994     162,500      43,500        137,338              0               0       16,648

William G. Fanning, Chief               1996     185,625     150,000        114,419              0          43,000       20,018
  Actuary                               1995     160,625     122,000        102,312         15,740          41,405       17,499
                                        1994     123,295      30,000        120,228              0               0       12,654

----------
(1) Amounts are awarded pursuant to the Company's Amended and Restated Employee Incentive Compensation Plan (the "Employee Incentive Plan"), based on individual and Company performance, with the latter being based one-half on the annual ROE of the Company and one-half on the annual ROE compared to the ROE of a peer group of companies. An annual award may not exceed 75% (175% beginning in fiscal year 1997) of the recipient's base salary.

(2) Includes amounts in respect of reimbursement for certain travel expenses, automobile expenses, club dues and relocation expenses and also includes housing expenses of $132,000, $144,000 and $102,874; $110,000, $120,000 and
    $125,000; $120,000, $120,000 and $120,000; $96,000, $96,000 and $96,000; and
    $72,000, $96,000 and $104,000 for Messrs. Doyle, Nason, Outerbridge, Deichmann and Fanning, respectively, for fiscal years 1994, 1995 and 1996, respectively.

(3) For a description of Initial Options and Other Options, see "Management Options" below. Does not include options on 360,000 Ordinary Shares granted in October 1996 to fourteen employees at an exercise price of $23.25, including options on 108,000, 60,000, 60,000, 52,000 and 52,000 shares to
    Messrs. Doyle, Nason, Outerbridge, Deichmann and Fanning, respectively.

(4) Includes payments made in connection with life insurance premiums and retirement plan contributions. Includes life insurance premiums of $1,321, $2,911 and $2,911; $708, $1,469 and $1,469; $885, $1,465 and $1,470; $398,
    $2,618 and $2,883; and $324, $1,436 and $1,456 and retirement plan contributions of $37,050, $40,178 and $42,191; $20,583, $22,875 and $25,729;
    $18,438, $19,938 and $21,583; $16,250, $18,250 and $20,583; and $12,330,
    $16,063 and $18,562 for Messrs. Doyle, Nason, Outerbridge, Deichmann and Fanning, respectively, for fiscal years 1994, 1995 and 1996, respectively.

Management Options

        To date, two types of options have been granted to employees of the Company since its inception in 1993: Initial Options, which were granted to the Named Executives in connection with the commencement of their employment in 1993 (1994 for Mr. Fanning), and Other Options, which were granted to key employees of the Company and Global Capital Re, including the Named Executives, pursuant to the 1995 Employee Option Plan and the Company's Amended and Restated Share Option Plan (the "Initial Employee Option Plan"). The 1995 Employee Option Plan is summarized under "III. Approval of Existing Option Plans" in Part One of this Proxy Statement. The terms of the Initial Employee Option Plan are similar to those of the 1995 Employee Option Plan, except that under the initial plan annual grants were not limited by performance criteria, the exercise price per share for an outstanding option is reduced automatically by the amount of any cash dividend paid in respect of an Ordinary Share and plan participants do not receive restricted shares in respect of such dividends. Options on 35,245 Ordinary Shares have been granted under the Initial Employee Option Plan, of which none has been exercised to date, and no further options are available for grant under that plan. The information in this section III does not reflect the Restricted Shares Grants made under the 1995 Employee Option Plan or the performance share awards made under the New Share Plan, all of which are conditioned on shareholder approval as described in sections III and IV of Part One of this Proxy Statement.

        For each option granted under the Company's compensation plans to date, the number of shares issuable thereunder and the exercise price per share, as set forth herein, have been adjusted as necessary to reflect a five-for-one split of the Ordinary Shares in the form of a share dividend in December 1995, a distribution by the Company of approximately $201 million in cash to its shareholders in August 1995 and the quarterly cash dividends paid by the Company in February, May and August 1996, in each case to the extent such adjustments apply. No adjustment is reflected in respect of the quarterly cash dividend payable in November 1996.

     Option Grants in Fiscal Year 1996. The following table contains information concerning the share options granted to each of the Named Executives during fiscal year 1996. The Company has not authorized the grant of any share appreciation rights.

                                                                                                               Potential Realizable
                                                                                                                 Value at Assumed
                                                                                                              Annual Rates of Share
                                                                                                              Price Appreciation for
                                                            Individual Grants                                     Option Term(3)
                                  ----------------------------------------------------------------------      ----------------------
                                   Number of    Percent of Total     Exercise
                                  Securities        Options          or Base        Market
                                  Underlying       Granted to         Price        Price on
                                    Options       Employees in         Per         Date of    Expiration
          Name                     Granted(1)     Fiscal Year        Share(2)      Grant(2)      Date            5%          10%
-----------------------           -----------   ----------------     --------      --------   ----------     ---------    ---------
Lawrence S. Doyle                   121,000          33.60            15.24          15.24     11/16/05      1,161,745    2,932,024
Robert L. Nason                      69,000          19.20            15.24          15.24     11/16/05        662,483    1,671,980
Stephen S. Outerbridge               69,000          19.20            15.24          15.24     11/16/05        662,483    1,671,980
Frederick W. Deichmann               43,000          11.90            15.24          15.24     11/16/05        412,852    1,041,959

                                                                                                               Potential Realizable
                                                                                                                 Value at Assumed
                                                                                                              Annual Rates of Share
                                                                                                              Price Appreciation for
                                                            Individual Grants                                     Option Term(3)
                                  ----------------------------------------------------------------------      ----------------------
                                   Number of    Percent of Total     Exercise
                                  Securities        Options          or Base        Market
                                  Underlying       Granted to         Price        Price on
                                    Options       Employees in         Per         Date of    Expiration
          Name                     Granted(1)     Fiscal Year        Share(2)      Grant(2)      Date            5%          10%
-----------------------           -----------   ----------------     --------      --------   ----------     ---------    ---------
William G. Fanning                   43,000          11.90            15.24          15.24     11/16/05        412,852    1,041,959

----------

(1) Does not reflect options on 15,000 shares granted to employees (other than Named Executives) in fiscal year 1996.

(2) All options were granted at fair market value, as determined by the Compensation Committee of the Board, on the date of grant. All options vest and become exercisable at a rate of 25% on each of the first through fourth anniversaries of the grant date for as long as the Named Executive remains employed by the Company.

(3) The 5% and 10% assumed annual rates of compounded share price appreciation are mandated by rules of the Commission and have been calculated based upon the market price on the date of grant as described in note (2) above. There can be no assurance that the actual share price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level and such assumed rates are not intended to forecast the future appreciation of Ordinary Shares. Unless the market price of the Ordinary Shares appreciates over the option term, no value will be realized from the option grants made to the Named Executives.

        Aggregated Option Exercises in Fiscal Year 1996 and 1996 Fiscal Year-End Option Values. The following table contains information for each Named Executive with regard to the number of Ordinary Shares underlying unexercised options and the value of such options, in each case at September 30, 1996. No options have been exercised by Named Executives.

                               Number of Ordinary Shares
                           Underlying Unexercised Options at           Value of Unexercised
                                 September 30, 1996(#)         Options at September 30, 1996($)(1)
                              Exercisable/Unexercisable             Exercisable/Unexercisable
                           =================================   ===================================
Lawrence S. Doyle                   26,576/165,489                      $386,195/$1,824,362
Robert L. Nason                     11,161/88,384                        161,827/952,823
Stephen S. Outerbridge              11,161/88,384                        161,827/952,823
Frederick W. Deichmann               7,398/55,748                        107,311/603,541
William G. Fanning                   7,397/55,748                        107,311/603,541

----------
(1) No effect is given to any exercise price adjustment in respect of the November 1996 cash dividend or any subsequent cash dividend that may be paid. All options were granted at fair market value, as determined by the Compensation Committee of the Board, on the date of grant.

    Value calculated on the basis of the market value of the underlying shares as of September 30, 1996 ($24.125).

        Employment Contracts, Termination of Employment and Change-of-Control Arrangements. The Company has entered into employment agreements with each of the Named Executives, which are substantially identical. Unless otherwise indicated, the following discussion pertains to Mr. Doyle's agreement and addresses material differences applicable to the other agreements.

        Each employment agreement provides for a term of five years, commencing on October 8, 1993 (January 15, 1994 for Mr. Fanning). During the period of each agreement, the relevant Named Executive is entitled to receive a base salary as set forth in the agreement, subject to review and increase annually by the Board, to participate in all employee benefit plans of the Company and to receive reimbursement for certain relocation and travel expenses, a monthly housing allowance, the use of an automobile and the costs of a club membership. Upon signing his employment agreement, the Named Executive also received Initial Options to purchase Ordinary Shares having a five-year vesting schedule, with 20% of such options being immediately exercisable and an additional 20% becoming exercisable on each of the second through fifth anniversaries of the grant date for as long as the Named Executive remains employed. No Initial Option will become exercisable after the termination of the Named Executive's employment. No Initial Option that is otherwise exercisable may be exercised more than ninety days after the termination of employment for any reason other than death or disability or more than six months after termination for death or disability, and in no event more than 10 years after the grant date. To date, no Initial Options have been exercised.

        Pursuant to his employment agreement, each Named Executive invested $400,000 ($800,000 for Mr. Doyle and $190,000 for Mr. Fanning) in Ordinary Shares at a price of $20.00 per share. One half of each of these investments ($150,000 for Mr. Fanning) was financed by a non-recourse loan (each an "Employee Loan") from the Company, which is secured by a proportionate number of the Ordinary Shares, matures on October 8, 2000 (January 15, 2001 for Mr. Fanning) or, if earlier, three months after his employment ends and bears interest (payable at maturity) at the rate of 7% per annum. At the Named Executive's option, up to one-half of his bonus award under the Employee Incentive Plan can be applied to forgiveness of his loan, in which event 200% of the amount elected will be so applied, provided that no more than 20% of the original amount of the loan plus accrued interest may be forgiven in any one year.

        The employment of any Named Executive may be terminated by the Company for "Serious Cause" (as defined in the agreements), after which the executive cannot compete with the Company for 18 months (two years for Mr. Doyle), or by the executive for "Good Reason" (as defined), after which only Mr. Doyle may not compete with the Company (for one year). Any executive who voluntarily terminates his employment without Good Reason may not compete for 18 months (two years for Mr. Doyle).

        Upon termination of employment by the Named Executive for Good Reason or by the Company for other than Serious Cause, or if the Company liquidates or the Board elects to discontinue permanently operating the Company, the executive is entitled to receive his salary for a period of one year after termination and benefits as provided in his agreement. If a Change of Control occurs and the executive remains employed for at least 60 days, the executive is entitled to receive (i) one year's salary (at the rate in effect immediately prior to the Change of Control), (ii) immediate vesting of options, restricted shares and other awards and (iii) after one year of employment following such transaction, the forgiveness of his Employee Loan. If a Change of Control occurs and the executive's employment is terminated by him for Good Reason or by the Company other than for Serious Cause within one year thereafter, the executive is entitled to receive (in lieu of the benefits described in the first sentence but in addition to those described in the second sentence of this paragraph) (i) his salary for two years (at the rate referred to above), (ii) automobile and housing allowances for one year, (iii) forgiveness of his Employee Loan and (iv) immediate vesting of options, restricted shares and other awards. For a description of the term "Change of Control," see "III. Approval of Existing Option Plans -- Director Option Plan" in Part One of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee during fiscal year 1996 consisted of Messrs. Rosenbloom (Chairman), Green, Olsen, Satz and Zuk, none of whom is or was an officer or employee of the Company or Global Capital Re. Mr. Green is a limited partner of The Goldman Sachs Group, L.P. and Mr. Olsen is an officer of Johnson & Higgins. See "Certain Relationships and Related Party Transactions."

Shareholder Return Performance Presentation

        The following graph and table show a comparison of cumulative total shareholder returns, including reinvestment of dividends, on the Company's Ordinary Shares to such return for Standard & Poor's ("S&P") 500 Composite Stock Price Index and S&P's Property-Casualty Industry Group Stock Price Index for the period beginning on December 19, 1995 (the first day of public trading for the Ordinary Shares) and ending on September 30, 1996, assuming $100 was invested on December 19, 1995. Each measurement point on the graph and in the table represents the cumulative shareholder return as measured by the last reported sale price at the end of each quarter during the relevant period. This graph and table are not deemed to be "soliciting material" or to be "filed" with the Commission or subject to the Commission's proxy rules or the liabilities of
Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

--------------------------------------------------------------------------------
                                12/19/95  12/31/95  03/31/96  06/30/96  09/30/96
--------------------------------------------------------------------------------
GCR HOLDINGS LIMITED             100.00    109.09    124.19    134.82    126.12
--------------------------------------------------------------------------------
S&P 500 Composite Stock Price    100.00    100.00    105.37    110.10    113.50
Index
--------------------------------------------------------------------------------
S&P Property-Casualty Industry   100.00    100.00    98.51     104.32    105.78
Group Stock Price Index
--------------------------------------------------------------------------------

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the Commission or subject to the Commission's proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

        Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee and reviewed by the full Board. The Board and the Committee believe that the Company's success requires a small but highly motivated professional staff. The compensation policies, therefore, are primarily designed to attract and retain at the Company's Bermuda location, and to motivate, such a staff.

        The Company's executive compensation program combines base salary, annual bonus, share option and share ownership programs to attract, retain and motivate key employees. Base salary increases and annual bonuses are based on individual and corporate performance. Among the factors on which compensation has been based is a review of compensation paid by other large, Bermuda-based insurance companies. Other primary factors influencing compensation terms have been: the need for highly qualified professionals to serve in Bermuda, specialized areas of expertise, retention of executives critical to the Company's success, high barrier to recruitment for potential competitors and experience and performance. The Compensation Committee also considered the Company's structure and methods of operation, which require a small and highly qualified and efficient executive team headquartered in one location and reinsuring risks on a worldwide basis.

        Under the Employee Incentive Plan, bonuses are based on individual and corporate performance during the prior fiscal year. Annual compensation is leveraged to provide a strong link to corporate and individual performance. Factors taken into account for corporate performance include the Company's returns on shareholders' equity compared to certain targets and to returns for certain peer companies. Factors taken into account for individual performance include underwriting performance, business production, development of the management team and/or strategic steps.

        The 1995 Employee Option Plan and the New Share Plan provide for grants of share options, restricted and performance share awards and, potentially, other share-related rights intended to motivate executives to build shareholder value. The number of options and restricted shares granted to date under these plans (and awards under the Employee Incentive Plan) is based on achievement of return on equity goals and performance relative to peers. For a summary of the performance criteria for grants and awards under the 1995 Employee Option Plan and the New Share Plan, see "III. Approval of Existing Option Plans -- The 1995 Employee Option Plan" and "IV. Approval of the New Share Incentive Plan," respectively in Part One of this Proxy Statement. For a description of the performance criteria for awards under the Employee Incentive Plan, see "III. Executive Compensation" above.

        In fiscal year 1996, Mr. Doyle, the President and Chief Executive Officer of the Company, received a base salary of $421,867 and a cash bonus of $457,000. In determining Mr. Doyle's total compensation for the year, including the cash bonus, the Compensation Committee considered several factors including the compensation paid to chief executive officers of comparable companies, the effort, dedication and commitment applied by Mr. Doyle to successfully positioning the Company as a specialized worldwide catastrophe reinsurer and the Company's financial and operating performance. For fiscal year 1996, Mr. Doyle was awarded options to purchase 108,000 Ordinary Shares, 25% of which will vest on each of October 31, 1997, October 31, 1998, October 31, 1999 and
October 31, 2000. For fiscal year 1996, Mr. Doyle was also awarded 27,400 performance shares under the New Share Plan, although this award is conditioned on shareholder approval of such plan. The options granted to Mr. Doyle in November 1995, for fiscal year 1995, and reported in the Summary Compensation Table under "III. Executive Compensation" above were granted, under the 1995 Employee Option Plan, on the basis of the foregoing criteria. The Compensation Committee believes that these options and shares are an important part of Mr. Doyle's long-term compensation in that they provide an incentive to improve shareholder value.

        The Company believes that it is not subject to U.S. taxation and therefore that the provisions of section 162(m) of the Code with respect to its compensation of the Named Executives is not relevant to the Company.

        Submitted by the members of the Compensation Committee:

           Jerry S. Rosenbloom, Chairman
           J. Markham Green
           David A. Olsen
           Michael E. Satz
           Donald J. Zuk